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                                                                       Exhibit 7

                                 D.G. BARNHART
                                ATTORNEY AT LAW
                         ------------------------------

                            2533 NORTH CARSON STREET
                             CARSON CITY, NV 89706

Tel. 775-886-0271                                               Fax 775-883-4874


                                 June 23, 1999

Securities and Exchange Commission
450 5th Street N.W.
Washington D.C. 20549
          Re: AlphaCom, Inc.

Ladies and Gentlemen:

In connection with the issuance by AlphaCom, Inc. (the Issuer) of securities, I herewith provide the following as special counsel for the Issuer.

I am an attorney duly licensed to practice in the state of Nevada with offices in Carson City, Nevada. In my capacity as special counsel to the Issuer, I have examined copies of the following:

   A. Articles of Incorporation of AlphaCom, Inc. filed in the Office of the Secretary of State of the State of Nevada December 1, 1997.

   B. Minutes of special shareholders meeting held on May 6, 1999.

   C. Action By Written Consent of the Board of Directors April 15, 1999 amending Articles of Incorporation.

   D. Certificate of Amendment of Articles of Incorporation (undated).

   E. Certificate Amending Articles of Incorporation filed June 4, 1998.

   F. Certified statement of J.M. Lechiara dated June 23, 1999 (Attachment 1)

   G. Status reports for AlphaCom, Inc. issued by the Nevada Secretary of State and obtained electronically June 18, 1999 and June 23, 1999. (Attachments 2 and 2A)

   H. Annual list of Officers and Directors of AlphaCom, Inc. filed January 4, 1999.

   I. Certificate of Nevada Secretary of State filed May 28, 1998.

In rendering this opinion, I have relied on representations made to me and have made reasonable inquiry as to the accuracy of those representations. Nothing has come to my attention which leads me to believe that such reliance is not justified.



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Based on examination of the foregoing documents and representations made to me, it is my opinion that:

      1. The Issuer has been duly incorporated and is a corporation in good standing under the laws of the state of Nevada.

      2. The Issuer is provided with authority under its original Articles of Incorporation to issue twenty million (20,000,000) shares of common stock, and under Amended Articles of Incorporation to issue sixty million (60,000,000) shares of common stock.

I express no opinion as to any other related matters and the opinions expressed are derived from the information and documents herein referenced. The opinions expressed concern only the effect of the laws of the state of Nevada and I express no opinion as to the laws of any other jurisdiction. I assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion or if I become aware after this date of any facts that might change the opinions expressed.

In basing the opinions set forth in this opinion as "my knowledge", the words "my knowledge" signify that, in the course of my representation of the Issuer, no facts have come to my attention that would give me actual knowledge or actual notice that any such opinion or other matters are not accurate. Except as otherwise stated in this opinion, I have undertaken no investigation or verification of such matters. Further, the words "my knowledge" as used in this opinion are intended to be limited to my actual knowledge.

I confirm that I do not have any financial interest in the business or assets of the Issuer and do not serve as a director, officer, or employee of the Issuer or any of its affiliates. I have no undisclosed interest in the subject matters of this opinion.

The foregoing opinions are for the exclusive reliance of the Issuer. I understand that certain opinions will also be given to the corporation by Miles Garnett and that in relying on such opinions, Miles Garnett may rely on this opinion as to matters of Nevada law.

                               Regards,

                               /s/D.G. Barnhart
                              D.G. Barnhart, Esq.



DGB/jb

Enc.


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